Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3/A No. 333-192138) and related Preliminary Prospectus of Millennial Media, Inc. for the registration of 24,759,604 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2013, with respect to the consolidated financial statements and schedule of Millennial Media, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

January 24, 2014